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                                                                     Exh. 10.20




                           RANDALL'S FOOD MARKETS, INC.

                      DIRECTORS' DEFERRED COMPENSATION PLAN
                      -------------------------------------


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                           RANDALL'S FOOD MARKETS, INC.

                      DIRECTORS' DEFERRED COMPENSATION PLAN
                      -------------------------------------


                                Table of Contents
                                -----------------

ARTICLE I      DEFINITIONS.................................................  1

ARTICLE II     ELECTION TO DEFER...........................................  3

ARTICLE III    DEFERRED COMPENSATION ACCOUNTS..............................  3

ARTICLE IV     PAYMENT OF DEFERRED COMPENSATION............................  4

ARTICLE V      ADMINISTRATION..............................................  5

ARTICLE VI     AMENDMENT OF PLAN...........................................  5


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                                   ARTICLE I.


                                  DEFINITIONS

I.1      "Board" shall mean the Board of Directors of Randall's Food Markets,
         Inc.

I.2 "Book Value" shall be the quotient of (a) (i) $359,839,700 million plus (ii) the aggregate net income of the Company from and after June 29, 1997 (as decreased by any net losses from and after June
         29, 1997 plus (iii) the aggregate dollar amount contributed to the Company after June 29, 1997 as equity by the shareholders of the Company (including consideration to be received upon exercise of the Options and other stock equivalents), (iv) plus, to the extent reflected as deductions to Book Value in clause (ii) above, or minus, to the extent reflected as additions to Book Value in clause (ii) above, unusual noncash items recognized by the Company, if and to the extent determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company, minus (v) the aggregate dollar amount of any dividends paid by the Company on and after June 29, 1997 divided by (b) the sum of the number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon the exercise of all outstanding stock options and other rights to acquire Common Stock and the conversion of all securities convertible into shares of Common Stock. The calculations set forth in clauses (a) (ii), (a) (iii), (a) (iv) and (a) (v) of the immediately preceding sentence shall be determined in accordance with generally accepted accounting principles applied on a basis consistent with any prior periods as reflected in the consolidated financial statements of the Company.

I.3 "Change of Control" shall mean (i) a sale of all or substantially all of the assets of the Company (other than in connection with financing transactions or other similar transactions) to a person who is not KKR or an affiliate (as such term is defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended) of KKR ("KKR Affiliates" and, together with KKR, the "KKR Entities"), (ii) a sale by KKR or any KKR Affiliate resulting in more than 50% of the voting stock of the Company being held by a person or group that does not include a KKR Entity or (iii) (a) a merger or consolidation of the Company into another person which is not a KKR Entity or (b) any dilution of KKR's beneficial ownership interest in the Company which results in the KKR Entities owning less than 50% of the outstanding shares of the Common Stock of the Company; if and only if any such event described in either (iii) (a) or (b) results in the inability of the KKR Entities to elect a majority of the Board of the Company (or a resulting entity).

I.4      "KKR" shall mean Kohlberg, Kravis, Roberts & Co., L.P.

I.5 "Director" shall mean a member of the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries.

I.6 "Plan" shall mean this Deferred Compensation Plan for Directors as it may be amended from time to time.

I.7 "Fees" shall mean amounts earned for serving as a member of the Board, including any committees of the Board.

I.8      "Year" shall mean calendar year.

I.9      "Common Stock" shall mean the Common Stock of the Company.

I.10     "Company" means Randall's Food Markets, Inc.

I.11 "Stock Account" shall mean the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to receive stock compensation under Article II hereof.

I.12 "Stock Value" shall mean, for any given day, (i) if the Common Stock of the Company is not publicly traded, the Book Value of the Company's Common Stock on such day, and (ii) if the Common Stock of the Company is publicly traded, the closing price of the Company's Common Stock as reported on the exchange upon which such Common Stock is listed on such day or, if the closing price is not available for the Common Stock on a date in question, then the next preceding practicable date for which such closing price is available (the "Public Stock Price"). Notwithstanding the foregoing, in the event of a Change of Control and, within thirty (30) days, thereafter, a Director becomes entitled to a distribution of the Director's Stock Account, the Stock Value shall mean the price paid in cash or the value of any consideration received in the transaction resulting in the Change of Control by each holder of the Company's Common Stock or, if greater, the Public Stock Price.

I.13 "He", "Him" or "His" shall apply equally to male and female members of the Board.

                                      ARTICLE II

                                   ELECTION TO DEFER

II.1 A Director may elect, on or before December 31 of any Year, to defer payment of all or a specified part of all Fees earned during the Year following such election and succeeding Years (until the Director ceases to be a Director); provided, however, that with respect to Year 1998 a Director may elect, on or before March 31, 1998, to defer all or a specified part of all Fees earned on or after March 31, 1998. Any person who shall become a Director during any Year, and who was not a Director of the Company on the preceding December 31, may elect, before the Director's term begins, to defer payment of all or a specified part of such Fees earned during the remainder of such Year and for succeeding Years. Any Fees deferred pursuant to this Paragraph shall be paid to the Director at the time(s) and in the manner specified in Article IV hereof, as designated by the Director.

II.2 The election to participate in the Plan and manner of payment shall be designated by submitting a letter in the form attached hereto as Appendix A to the Secretary of the Company.

II.3 The election shall continue from Year to Year unless the Director terminates it by written request delivered to the Secretary of the Company prior to the commencement of the Year for which the termination is first effective.


                              ARTICLE III

                    DEFERRED COMPENSATION ACCOUNTS

III.1 The Company shall maintain separate memorandum accounts for the Fees deferred by each Director.

III.2 The Company shall credit, on the date Fees become payable, the Stock Account of each Director with the number of shares of Common Stock which is equal to the deferred portion of any Fee due the Director as to which an election to receive the Company Common Stock has been made, divided by the Stock Value on the date such fees would otherwise have been paid. For purposes of this Section 3.3, the Stock Value shall be determined on the date fees would otherwise have been paid.


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III.3    The Company shall credit the Stock Account of each Director who has elected to defer Fees with the number shares of Common Stock equal to the cash dividends payable on the number of shares of Common Stock represented in each Director's Stock Account divided by the Stock
         Value on the dividend payment date. If adjustments are made to the outstanding shares of Common Stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment also will be made in the number of Shares of Common Stock credited to the Director's Stock Account.

III.4    Common Stock shall be computed to three decimal places.

III.5 Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.


                            ARTICLE IV

                   PAYMENT OF DEFERRED COMPENSATION
                   -------------------------------

IV.1 Subject to the second succeeding sentence, amounts contained in a Director's Stock Account shall be distributed as the Director's election (made pursuant to Paragraph 2.2 of Article II hereof) shall provide Distributions shall begin with the first day of the Year following the Director's retirement or separation from the Board, or the termination of the Plan. Amounts credited to a Director's Stock Account shall be paid, in cash (determined by multiplying the number of full shares in the Director's Stock Account by the then Stock Value).

IV.2 Each Director shall have the right to designate a beneficiary who is to succeed to his right to receive payments hereunder in the event of death. Any designated beneficiary shall receive payments in the same manner as the Director if he had lived. In case of a failure of designation or the death of a designated beneficiary without a designated successor, the balance of the amounts contained in the Director's Stock Account shall be payable in accordance with Section
         4.1 to the Director's or former Director's estate in full on the first day of the Year following the Year in which he dies. No designation of beneficiary or change in beneficiary shall be valid unless in writing signed by the Director and filed with the Secretary of the Company.

                              ARTICLE V

                            ADMINISTRATION
                           ----------------


V.1 The Company shall administer the Plan at its expense. All decisions made by the Company with respect to issues hereunder shall be final and binding on all parties.

V.2 Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.

                              ARTICLE VI

                           AMENDMENT OF PLAN
                          -------------------

VI.1 The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment to any Director or beneficiary of a deceased Director of any amounts previously credited to a Director's Stock Account.

                                  APPENDIX A
                                  ----------

                                                        Date __________________


-----------------------------
Corporate Secretary
Randall's Food Markets, Inc.

-----------------------------

----------------, ------- ---------

Dear Mr. ____________________


     Pursuant to the Randall's Food Markets, Inc. Directors' Deferred Compensation Plan, (the "Plan"), I hereby elect to defer receipt of all or a portion of my Director's fees commencing March [ ], 1998 and for succeeding calendar years commencing January 1, 1999 in accordance with the percentages indicated below.

     I elect to have my Director's fees (and committee fees, if any) credited as follows (fill in appropriate percentages for options a and b, below):

     (a) ________% of the aggregate Director's fees shall be credited to my Stock Account as defined in the Plan;

     (b) ________% of the aggregate Director's fees shall not be deferred, but shall be paid to me directly as they accrue.

     Further, I elect to receive the payments pursuant to the Plan (check method desired, below):

     _____ in one lump sum

     _____ in _____ equal annual installments

     Further, I understand that my Stock Account shall become payable on the first day of January or as soon thereafter as is practicable following my retirement or separation from the Board.

     In the event of my death prior to receipt of all or any balance of such fees and interest or dividends thereon so accumulated, I designate ___________________________ as my beneficiary to receive the funds so accumulated.


                                       Very truly yours,

                                                 March 31, 1998


Mr. Lee Straus
Corporate Secretary
Randall's Food Markets, Inc.
3663 Briarpark
Houston, Texas 77042

Dear Mr. Straus:

     Pursuant to the Randall's Food Markets, Inc. Directors' Deferred Compensation Plan (the "Plan"), I hereby elect to defer receipt of all or a portion of my Director's fees commencing March 31, 1998 and for succeeding calendar years commencing January 1, 1999 in accordance with the percentages indicated below.

     I elect to have my Director's fees (and committee fees, if any) credited as follows (fill in appropriate percentages for options a and b, below):

     (a) _______% of the aggregate Director's fees shall be credited to my Stock Account as defined in the Plan;

     (b) _______% of the aggregate Director's fees shall not be deferred, but shall be paid to me directly as they accrue.

     Further, I elect to receive the payments pursuant to the Plan (check method desired, below):

          _______ in one lump sum

          _______ in ____ equal annual installments

     Further, I understand that my Stock Account shall become payable on the first day of January or as soon thereafter as is practicable following my retirement or separation from the Board.

     In the event of my death prior to receipt of all or any balance of such fees and interest or dividends thereon so accumulated, I designate ___________ ______________________ as my beneficiary to receive the funds so accumulated.


                                                 Very truly yours,